                                                                     EXHIBIT 2.4




                    STOCK PURCHASE AND SHAREHOLDERS AGREEMENT

         THIS AGREEMENT, entered into as of the 12th day of May, 1998, by and among Gerard R. Bernier (the "Purchaser"), Joel P. Sens (the "Seller") and Lawrence Grimes, Kenneth Brochin, David Grossman and Jeffrey Sens (collectively referred to as the "Seller's Associates").

                                   WITNESSETH:

         WHEREAS, Seller is currently the majority and controlling stockholder of Next Generation Media Corporation, a Nevada Corporation, ("NexGen"); and

         WHEREAS, Seller's Associates are also stockholder's in or Officers or Directors of or are otherwise interested in NexGen and Seller; and

         WHEREAS, Contemporaneous with the execution hereof NexGen is entering into a definitive agreement to acquire United Marketing Solutions, Inc., a Virginia corporation (referred to herein as "United" and the "United Acquisition"), whose current President and Chief Executive Officer is the Purchaser; and

         WHEREAS, Seller and Seller's Associates are desirous of inducing Purchaser, in connection with the United Acquisition, to continue as the President and Chief Executive Officer of United and to assume the office of Director and Chief Executive Officer of NexGen and for such purposes are desirous of entering into this agreement; and

         WHEREAS, Seller owns, of record and beneficially, 2,045,929 shares of the issued and outstanding shares of commons stock of NexGen, representing Sixty-Four and 9/10ths percent (64.9%) of the issued and outstanding shares of common stock (computed on a fully diluted basis); and

         WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, Nine Hundred Thirty-Five Thousand (935,000) shares of the aforesaid NexGen Common Stock owned by Seller (the "Shares") upon the terms and conditions hereinafter set forth; and

         NOW THEREFORE, in consideration of the mutual promises and representations herein set forth and for other good and valuable consideration, the parties agree as follows:

1. Sale and Transfer of Shares: Upon and subject to the terms and conditions set forth in this Agreement, Seller agrees to sell, assign, and transfer the Shares to Purchaser, free and clear of liens, charges, encumbrances, equities, claims, and options of any kind.

2. Purchase Price: Subject to the terms and conditions of this


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Agreement, in reliance upon the representations, warranties and agreements of
Seller and Seller's Associates contained herein, and in consideration of the aforesaid sale, assignment and delivery of the Shares, Purchaser shall at the Closing (as defined herein) pay to Seller the amount of One Hundred Fifty-Six Thousand, One Hundred Forty-Five and No/100 Dollars ($156,145) (the "Purchase Price") in the form of a Non-Recourse Secured Promissory Note, payable in twenty-four (24) equal installments of principal and interest (the "Purchaser's Note"). The Purchaser's Note shall bear interest at the rate of 5.83% per annum. The Purchaser's Note shall be transferred by Seller to NexGen in satisfaction of $156,145 of that certain note from Seller to NexGen in the principal amount of $359,050 ("Seller's Note") that is secured by certain of Seller's common stock in NexGen, including the Shares.

3. Closing: The purchase and sale of the Shares (the "Closing") shall take place within ten (10) days of the execution of this Agreement and prior to the effective date of the United Acquisition (the "United Closing Date") or as otherwise agreed by the parties. Prior to the Closing, Seller and Seller's Associates shall have caused the NexGen approval recited in paragraph 13(b)(4) hereof to have been obtained to consummate the transactions contemplated in this agreement. At Closing, Seller shall deliver to Purchaser all certificates representing the Shares, properly endorsed or accompanied by stock powers duly executed in blank for transfer on the books of NexGen.

4. Resignations and Management Participation Upon Closing: Upon Closing, Seller shall deliver to Purchaser a written resignation of Seller as a Director and Officer of NexGen. Seller further represents and warrants that, upon Closing, he shall relinquish all rights, in any capacity whatsoever, to participate in the management, operation, conduct or control of NexGen and its subsidiaries' day-to-day operations, without the specific authorization of Purchaser.

5. Appointment and Election of Purchaser as Director and President: Upon the United Closing Date, Seller and Seller's Associates shall cause Purchaser to be elected as a Director of NexGen and appointed as NexGen's President and Chief Executive Officer ("CEO"). As compensation for assuming the office of NexGen's President and Chief Executive Officer, Seller and Seller's Associates shall cause NexGen to issue Purchaser options to purchase 150,000 shares of NexGen common stock at an exercise price of $.50 per share valid for ten years from the date of issue. Seller's and Seller's Associates' agreements to cause Purchaser to be appointed or elected as a director and CEO of NexGen, as set forth in this paragraph 5, shall continue in full force and effect so long as Purchaser is employed by NexGen or United.

6. Purchaser as Consultant: To facilitate an efficient


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implementation of the NexGen/United business plan, Seller and Seller's
Associates shall cause Purchaser to be appointed a consultant to NexGen contemporaneous with the execution hereof until the United Closing Date. As compensation for and to induce Purchaser to accept such appointment as consultant, Seller and Seller's Associates shall cause NexGen to cancel and forgive the Purchaser's Note and to pay to Purchaser, compensation in an amount equal to the income tax obligations incurred by Purchaser as a consequence of the aforesaid cancellation and forgiveness of Purchaser's Note. As such consultant, Purchaser shall oversee the prompt implementation of all preparatory actions contemplated in the NexGen/United business plan approved by the NexGen Board of Directors.

7. Appointment and Election of Additional Directors; Insurance: In addition to the provisions of Paragraph 5 hereof, upon Closing, the NexGen Board of Directors shall have five seats, one of which shall be vacant because of the resignation of Seller. Seller's Associates shall (i) cause three additional directors from among the Seller's Associates to resign by the United Closing Date; (ii) appoint and elect two designees of Purchaser as Directors by the United Closing Date; (iii) cause a designee of the holders of the NexGen Series A Preferred Stock to be appointed and elected as a Director (the "Series A Director") after the Closing; and (iv) appoint and elect a person mutually selected by the holders of the NexGen Series A Preferred Stock and Purchaser as an independent Director, initially identified hereby as Steven Kronzek (the "Independent Director") by the United Closing Date. As and when the Series A Preferred Stock is redeemed or converted to NexGen common stock and the rights of the holders thereof to nominate and elect a Director have been terminated, the parties agree (i) to seek the resignation of the Series A Director and the Independent Director; (ii) to appoint and elect a designee of Seller as a Director to fill the vacancy created by the resignation of the Series A Director; and (iii) to then mutually select an agreed upon independent Director to replace the Independent Director. In addition, Purchaser and Seller agree to cause NexGen to obtain directors' and officers' insurance no later than as and when the common stock of NexGen is listed on any stock exchange. The parties' agreements, as set forth in this paragraph 7, shall continue in full force and effect so long as Purchaser is employed by NexGen or United. The parties hereto agree to vote their shares of stock in NexGen, if necessary, at any shareholder meeting in order to effectuate the purposes of this paragraph 7.

8. Cancellation of Debt: At Closing, Seller and Seller's Associates agree to the following cancellations of indebtedness between each of Seller and Seller's Associates and NexGen:

                  (a) Seller will owe $202,905 on the Seller's Note upon transfer of the Shares to Purchaser. NexGen owes Seller $37,198.91 in working capital advanced by Seller. Seller and


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NexGen will net these obligations in the amount of $15,000, resulting in outstanding debts of $187,905 owed by Seller to NexGen and $22,198.91 owed by NexGen to Seller. In satisfaction of NexGen's debt to Seller, Seller shall accept NexGen common stock in lieu of payment at a sale price of $0.334 per share, resulting in the issuance (rounded to the nearest whole share) of 66,464 shares of NexGen common stock to Seller. NexGen, in recognition of Seller's contribution to the business shall forgive $152,905 of Seller's debt to NexGen and pay to Seller as a special bonus, cash in an amount sufficient for Seller to pay income tax due on this cancellation of indebtedness. Seller will owe NexGen $35,000 remaining on Seller's Note.

                  (b) NexGen owes Kenneth Brochin, one of Seller's Associates ("Brochin"), $35,000 in working capital advanced by Brochin. Brochin agrees to accept, in payment of NexGen's debt to him, transfer of the remaining balance of Seller's Note in the amount of $35,000.

                  (c) NexGen owes Lawrence Grimes, one of Seller's Associates, and W.B. Grimes & Co. (collectively, "Grimes"), $6,255 in working capital and $17,500 in commissions, respectively. Grimes hereby agrees to release NexGen from such obligations which such obligations Seller hereby agrees to assume and for which Seller shall exchange such debt for 71,123 shares of NexGen common stock.


9. Capital Infusion/Lock Up Agreement/Payment of Certain NexGen Obligations:

                  (a) Seller agrees to cause additional working capital in the sum of $210,000 to be obtained as a result of equity investments in NexGen, at a minimum price of $1.00 per share, prior to the United Closing Date. Alternatively, Seller may make a no-interest loan to NexGen in said amount, repayable only as and when such capital, together with additional capital necessary to pay the costs incurred in connection with the United Acquisition are also obtained. The proceeds of raising such capital or loan of $210,000 shall be to loaned to Unico on the same terms provided for in Section 6.15 of the Stock Purchase Agreement and Plan of Merger executed contemporaneously herewith for working capital referred to in such Section 6.15. Purchaser agrees to use up to $50,000 from the $210,000 in equity capital raised to pay additional legal fees of NexGen incurred by a law firm agreed to by Purchaser relating to the preparation of an S-4 registration statement. In the event that Seller fails to obtain the $210,000 in equity capital or make the loan described herein within the time recited, then Seller shall surrender to NexGen shares of NexGen common stock that he owns equal to the deficiency, valuing such shares for purposes hereof at $0.50 per share. Purchaser shall have the option to purchase such shares from NexGen at the aforesaid price of $0.50 per share.



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                  (b) Seller represents and warrants that:

                           (1) Upon the Closing, Seller shall own 1,248,516 shares of NexGen common stock.

                           (2) Except as provided for in subparagraph 9(b)(3), Seller shall not sell, transfer or otherwise dispose of any of Seller's NexGen common stock until the earlier of (i) two years from the Closing or (ii) the time when all of the 250,000 shares of NexGen's Series A Preferred stock and 70,000 shares of Series B Preferred stock issued in connection with the United Acquisition is either redeemed or converted to common stock.

                           (3) Notwithstanding subparagraph 9(b)(2), Seller may sell up to (i) 150,000 shares of NexGen common stock held by Seller to the persons and in the amounts provided for in Exhibit A hereto and (ii) 150,000 shares of NexGen common stock held by Seller in private transactions and in compliance with applicable securities laws; provided, that Seller may not sell any of the stock provided for in subparagraph 9(b)(3)(ii) until the payment of $48,267.49 in debt owed by NexGen's subsidiary, Independent News Inc. ("INI"), to certain employees of INI (the "INI Debt"); and, provided, further, that Seller may use the proceeds of the sale of stock provided for in subparagraph 9(b)(3)(ii) to lend to NexGen an amount sufficient to pay the INI Debt.

                  (c) Seller covenants that Seller shall be responsible for providing sufficient funds, through a sale of Seller's NexGen common stock as provided for in subparagraph 9(b)(3), through a loan by Seller to NexGen or by causing NexGen to sell newly issued common stock (at a price no less than $1.00 per share), to cause NexGen to pay the INI Debt within 30 days of the execution of this Agreement and thereafter up to $50,000 of existing NexGen legal fees. Any funds advanced to NexGen by Seller to pay the INI Debt or the existing legal fees shall be evidenced by a note from NexGen to Seller to provide for repayment of the funds advanced plus interest. Principal and interest shall be due at the time of repayment which shall be the earlier of (i) two years from the Closing or (ii) the time when all of the 250,000 shares of NexGen's Series A Preferred stock and 70,000 shares of Series B Preferred stock issued in connection with the United Acquisition is either redeemed or converted to common stock. The note shall bear interest at the applicable federal rate as


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provided for in section 1274(d) of the Internal Revenue Code, as amended, based on the term of the note, as determined at the time of repayment. In lieu of such payment, Seller may elect to receive NexGen Common stock at an exchange rate equal to the sale price Seller obtained for his stock.

                  (d) Notwithstanding the provisions of Paragraph 9(c) above, Purchaser agrees that Seller may provide for the payment of the INI Debt and the existing legal fees of NexGen contemporaneous with the provision of $210,000 in working capital to United by causing NexGen to sell newly issued shares of common stock at a price no less than $1.00 per share, provided however, that the proceeds of such sales shall be applies: 1st to the payment of the INI Debt, 2nd to the $210,000 in working capital to United, 3rd to the payment of NexGen's obligations pursuant to the Merger Agreement, and 4th to the aforesaid legal fees.

10. Representations and Warranties of Seller and Seller's Associates: Seller and Seller's Associates represents and warrants to Purchaser as follows:

                  (a) As of the date hereof and as of the Closing, Seller's ownership of NexGen stock is and shall be as set forth in the Recitals and Paragraph 1 hereof.

                  (b) Seller acquired the Shares for investment for his own account and his own beneficial interest and not for the account or interest of any other person or persons and had, at the time he acquired the Shares, no present intention of reselling or otherwise distributing the Shares, but rather intended to hold the Shares as a long-term investment. Seller has not offered or agreed to sell his Shares through any advertisement or general solicitation, instrumentality of interstate commerce or the mail.

                  (c) Seller and Seller's Associates have the power and authority to execute, deliver and perform this Agreement and to consummate the transaction intended hereby. This Agreement and all such other agreements and obligations entered into and undertaken in connection with the transaction contemplated hereby, constitute the valid and legally binding obligations of Seller and Seller's Associates, enforceable against Seller and Seller's Associates in accordance with their respective terms. Except as provided herein, no consent, approvals or waivers are required to be obtained in connection with Seller's or Seller's Associates performance of the transaction contemplated hereby. The execution and performance of this Agreement does not conflict, or constitute breach of or result in a default under any contract or indenture to which Seller or Seller's Associates is a party or to which any of them is subject.



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                  (d) No commission, finder's fee or other consideration of any kind is being paid by any party to any entity or person in connection with this Agreement.

                  (e) No representation or warranty by Seller or Seller's Associates in this Agreement, or any schedule hereto, contains or shall contain any untrue statement or omit to state a material fact.

11. Representations and Warranties of Purchaser:

                  (a) The Purchaser is acquiring the Shares for his own account for investment, with no present intention of reselling or otherwise distributing the Shares. The certificates representing the Shares, when and if issued to the Purchaser, shall bear a legend substantially as follows:

                  The Shares represented by this Certificate have not been registered under the Securities Act of 1933, as amended, or the securities acts of any state (the "Acts"). The Shares have not been acquired with a view to, or in connection with, any distribution thereof and may not be sold, pledged, hypothecated, transferred or otherwise disposed of in the absence of an effective registration statement for the shares under the Acts or opinion of counsel in a form reasonably acceptable to the Corporation that registration is not required under such Acts.

                  (b) Purchaser has full power and authority to execute, deliver and perform this Agreement.

12. Survival of Representation and Warranties: The covenants, agreements, representations and warranties set forth in this Agreement shall survive the Closing and shall not be affected by any investigation, verification, or prior knowledge by any party hereto or by anyone on behalf of any such parties.

13. Conditions Precedent to Closing:

                  (a) Purchaser. The obligation of the Purchaser to consummate the transactions contemplated hereby shall be subject to the following conditions precedent having occurred at or prior to Closing:

                           (1) The representation and warranties made by the Seller and Seller's Associates shall be true and correct in all material respects as of the Closing; and



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                           (2)      The delivery by the Seller of the stock
                                    certificates required by Paragraph 3.

                           (3) Fulfillment of the conditions specified in Paragraphs 4, 5, 6 and 7 hereof, to the extent that such conditions are to be completed on or by the Closing.

                  (b) Seller and Seller's Associates. The obligations of the Seller and Seller's Associates to consummate the transactions contemplated hereby shall be subject to the following condition precedent having occurred at or prior to Closing:

                           (1) The representation and warranties made by the Purchaser shall be true and correct in all material respects as of the Closing;

                           (2)      The delivery by the Seller of the
                                    Purchaser's Note in a form satisfactory to the parties;

                           (3) Execution of the definitive agreement for the United Acquisition; and

                           (4) Approval by NexGen of: (i) the transfer of Shares to Purchaser in exchange for the transfer of the Purchaser's Note from Seller to NexGen; and (ii) the cancellation and forgiveness of Purchaser's Note as set forth in Paragraph 6 hereof; and (iii) the reduction in the Seller's Note in an amount equal to the Purchase Price.

14. Successors and Assigns; Joint and Several Liability: This Agreement shall be binding on, and shall inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors and assigns. The representations, warranties, covenants and agreements of Seller and Seller's Associates made herein shall be deemed to be jointly and severally made by Seller. The liability of any Seller's Associate shall be limited to a breach of his respective representations, warranties, covenants and agreements.

15. Validity of Agreement: In the event any provision, or portion thereof, of this Agreement is held by a court having proper jurisdiction to be for any reason unenforceable or invalid, the remaining provisions, or portions thereof, of this Agreement shall continue to exist and shall remain in full force and effect.

16. Other Agreements: This Agreement sets forth all of the promises, agreements, conditions, understandings,


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warranties, and representations between the parties hereto with respect to the
Shares, and there are no other promises, agreements, conditions, understandings, warranties, or representations, oral or written, express or implied, between them with respect to the Shares. No change, amendment or modification of this Agreement shall be valid unless in writing and signed by the parties hereto.

17. Specific Performance: The parties hereto agree that the Shares are unique, that failure of Seller or Seller's Associates to consummate the sale and other transactions intended hereby will result in irreparable damage to Purchaser, and that specific performance of these obligations or any other applicable equitable, legal, or other decree, order, writ, or remedy that shall require performance by each of the parties or one or both of them, may be obtained by suit in law or in equity.

18. Governing Law: This Agreement shall be construed in accordance with, and governed by the laws of, the Commonwealth of Virginia.

19. Assignment: This Agreement may not be assigned by any party without the prior written consent of all other parties hereto.




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         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first shown above.



                                       SELLER:



                                        /s/ Joel P. Sens
                                        ---------------------
                                            Joel P. Sens



                                       SELLERS ASSOCIATES:



                                        /s/ Larry Grimes
                                        ---------------------
                                            Lawrence Grimes



                                        /s/ Kenneth Brochin
                                        ---------------------
                                            Kenneth Brochin



                                        /s/ David Grossman
                                        ---------------------
                                            David Grossman



                                        /s/ Jeffrey Sens
                                        ---------------------
                                            Jeffrey Sens



                                        BUYER:



                                        /s/ Gerald Bernier
                                        ---------------------
                                            Gerard R. Bernier




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                                                                       Exhibit A

NAME                                                            SHARES OF SELLER
----                                                            ----------------
Kenneth Brochin                                                           30,000

Jeffrey Sens                                                              25,000

Laurie Sens                                                               25,000

Arthur Mosley                                                             30,000

Darryl Reed                                                                5,000

Michael Flammia                                                           21,000

John Sutherland                                                            2,000

John Ayele                                                                 2,000

Jean Coisman                                                              10,000

TOTAL                                                                    150,000
                                                                         =======




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